Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Transition, Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) between Nabriva Therapeutics US, Inc. (the “Company”) and Colin Broom (“Executive”) (together, the “Parties”).  The Parties agree that this Agreement is contingent on the closing of the transaction (the “Closing”) contemplated by the Agreement and Plan of Merger dated as of July 23, 2018 (the “Purchase Agreement”) by and among Nabriva Therapeutics plc (the “Parent”), Zuperbug Merger Sub I, Inc.,  Zuperbug Merger Sub II, Inc., Zavante Therapeutics, Inc. and Cam Gallagher, solely in his capacity as the initial Stockholder Representative, and shall become effective as of the Closing.  In the event the Closing does not occur, this Agreement shall have no further force and effect and shall be null and void.

RECITALS

WHEREAS, the Company and Executive are parties to the Amended and Restated Employment Agreement dated as of June 17, 2016 (the “Employment Agreement”), under which Executive currently serves as Chief Executive Officer of the Company and Chief Executive Officer of its group of companies;

WHEREAS, in conjunction with the Closing, the Parties have decided to end their employment relationship and wish to establish mutually agreeable terms for Executive’s orderly transition and separation from the Company effective as of and contingent upon the Closing; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                      Transition Period, Separation Date; Continued Board Membership —

(a) Executive’s effective date of separation from employment with the Company and, as may be applicable, any and all of its parents, affiliates and subsidiaries, including, without limitation, Nabriva Therapeutics GMBH and the Parent (together, the “Affiliates”), will be the date of the Closing (the “Separation Date”).  Executive hereby resigns, as of the Separation Date, from all of his positions as an employee and/or officer of the Company and each of its Affiliates, and as a director of the Company and each of its Affiliates, as applicable, except, in accordance with Section 1(d), as a director of the Parent. Executive further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement.    Notwithstanding the foregoing, the Company retains the right to terminate Executive’s employment prior to the Separation Date for Cause (as defined in the Employment Agreement).

(b) The period between the Agreement Effective Date and the Separation Date will be a transition period (the “Transition Period”). During the Transition Period, Executive will remain the Company’s Chief Executive Officer and Chief Executive Officer of the Company’s group of companies and continue to perform on a full-time basis those duties consistent with his position and use his best efforts to professionally, timely and cooperatively perform such duties, as well as such additional transition duties as may be requested by and at the direction of the Board of Directors of the Parent (the “Board”), including, without limitation, assisting with the transition of his duties and responsibilities to a new Chief Executive Officer (collectively, the “Transition Duties”).  During the Transition Period, Executive will continue to receive his current base salary, to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans) and to be entitled to vacation time in accordance with Company policy.

(c) Upon Executive’s last day of employment with the Company, Executive shall receive the Accrued Obligations (as defined in the Employment Agreement).  As of Executive’s last day of employment, all salary payments from the Company will cease and any benefits Executive had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

(d) Following the Separation Date, Executive will continue to serve on the Board as a non-employee director.  For so long as Executive serves as a non-employee director on the Board, he shall be entitled to compensation for such services in accordance with the Board’s Non-Employee Director Compensation Policy, as in effect from time to time; provided, however, that, due to his prior service as a director on the Board, he shall not be eligible to receive an “initial grant” of an option to purchase ordinary shares of the Parent in connection with his transition to non-employee director nor shall he be entitled to an “annual grant” of an option to purchase ordinary shares of the Parent at the Annual General Meeting of Shareholders to be held on August 1, 2018.

(e) Upon the Separation Date, the Company and Executive shall enter into a consulting agreement in the form attached to this Agreement as Attachment A (the “Consulting Agreement”).

2.                                      Severance Benefits and Equity Benefits — In return for Executive’s timely signing this Agreement as set forth in Section 13 below, timely signing and not revoking the Additional Release of Claims attached hereto as Attachment B (the “Additional Release”) as set forth in Section 13 below, and subject to Executive’s compliance with all terms hereof, the Company will provide Executive with the following:

(a) Severance Benefits.  The Company will provide Executive with the Severance Benefits described in and as defined by Section 8(b) of the Employment Agreement.  Specifically, Executive shall be entitled to (i) continued payment, by the Company in accordance with the Company’s regularly established payroll procedure, of Executive’s current base salary for a period of eighteen months (which payments shall equal $707,301 in the aggregate); (ii) provided Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continued payment for eighteen (18) months following the Separation Date, of the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case these payments will not be made); and (iii) a prorated annual bonus for 2018, calculated by multiplying 100% of Executive’s current target bonus (i.e., $235,767) by a fraction, the numerator of which is equal to the number of days in 2018 during which Executive was employed by the Company and the denominator of which equals 365.  Executive acknowledges and agrees that there are no earned but unpaid annual bonus amounts for a previously completed calendar year that would otherwise be paid to Executive pursuant to Section 8(b) of the Employment Agreement.  The Severance Benefits will be paid or commence to be paid in the first regular payroll commencing with the first regular payroll date after the Additional Release Effective Date (as defined below).  For the avoidance of doubt, the prorated annual bonus for 2018, as set forth in subsection (iii) above, shall be paid in a single lump sum on the date of the first regular payroll after the Additional Release Effective Date.

(b) Equity Benefits.  Vested and unvested share options held by Executive as of the Separation Date (the “2018 Outstanding Options”) will remain in full force and effect and will continue to be governed by the applicable option agreements and plan documents, subject to the following additional rights granted to Executive.  Until the date that is twelve (12) months following the Separation Date (the “Separation Anniversary”), all 2018 Outstanding Options that are unvested as of the Separation Date (the “Unvested 2018 Outstanding Options”) will continue to vest so long as Executive remains a member of the Board; provided, however, that should Executive cease being a member of the Board prior to the Separation Anniversary, that portion of the Unvested 2018 Outstanding Options that would have vested had Executive remained on the Board through the Separation Anniversary shall accelerate (the “Accelerated Options”). Executive hereby acknowledges and agrees that except to the extent that the Unvested 2018 Outstanding Options become vested on or before the Separation Anniversary in accordance with the immediately preceding sentence, the Unvested 2018 Outstanding Options shall terminate on the Separation Anniversary (or his earlier cessation of services to the Board), whether or not he is then providing services to the Company under the Consulting Agreement, and be forfeited and he will have no further rights with respect thereto.  Effective as of the Additional Release Effective Date, the Company will extend, until the later of (i) the date that is twenty-four (24) months following the Separation Date and (ii) the date that is three (3) months following the date that Executive’s Board membership ceases, the exercise period for the 2018 Outstanding Options that are, or become on or before the Separation Anniversary, vested (but in no event shall such exercise period for any 2018 Outstanding Option be extended to later than the final exercise date (final expiration date) applicable to such option)(the “Post-Termination Exercise Period Extension”).  Executive understands that to the extent that any options subject to this extended exercise period were intended to be incentive share options for U.S. federal income tax purposes, such options shall cease to be treated for tax purposes as incentive share options as of the Additional Release Effective Date.  In addition, provided that the Executive continues to serve on the Board or provide services to the Company under the Consulting Agreement (together, the “Post-Separation Services”) on the effective grant date of that Restricted Share Unit Agreement (Performance Based) (the “PRSU”) previously approved by the

Board, such PRSU shall be granted to Executive on the terms and subject to the conditions set forth in the applicable PRSU agreement on the effective grant date, provided, however, that if the applicable Performance Condition set forth in the PRSU agreement is achieved while the Executive is providing any Post-Separation Services and Executive ceases to provide all Post-Separation Services prior to the first anniversary of the achievement of the Performance Condition, the remaining unvested portion of the PRSU shall vest and the ordinary shares subject to such PRSU shall be delivered to Executive, subject to Section 19 hereof, following his cessation of Post-Separation Services (the Accelerated Options, Post-Termination Exercise Period Extension and the PRSU terms as modified herein, collectively the “Equity Benefits”).

Except as provided in Section 1(d) and the Consulting Agreement, and other than the Severance Benefits and the Equity Benefits, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company or the Parent following the Separation Date, other than reimbursement for any outstanding business expenses in accordance with Company policy.

3.                                      Release of Claims — In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates (including, without limitation, the Parent), subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Pennsylvania Human Relations Act, 43 Pa. Stat. § 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Stat. § 336.1 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Stat. § 1421 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).  Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have to vested pension or 401(k) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, or (iii) any rights or claims that cannot be waived by law, including claims for unemployment benefits.

4.                                      Continuing Obligations — Executive acknowledges and reaffirms his obligation, to the extent permitted by law and except as otherwise permitted by Section 8 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company and/or its Affiliates that Executive acquired during the course of his employment with the Company and/or its Affiliates, including, but not limited to, any non-public information concerning the Company’s and/or its Affiliates’ business affairs, business prospects, and financial condition.  Executive further acknowledges and reaffirms his obligations set forth in the Proprietary Rights, Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreement that he previously executed for the benefit of the Company (the “NDA”), which remain in full force and effect and which survive his separation from employment with the Company.  Further, in consideration of this Agreement and the Consulting Agreement, Executive acknowledges and agrees that the provisions of the NDA with respect to Proprietary Information and Developments are amended hereby, so that all such obligations Executive had and continues to have by virtue of his employment with the Company will be obligations that he now also has by virtue of his consulting relationship with the Company, and the NDA is hereby deemed amended such that all references in the NDA (other than those in Section 3) to “Employee” shall be read as referring also to “Consultant,” and all references therein to “employment” or being “employed” shall be read as referring also to the engagement of the Consultant and the provision of consulting services to the Company  (By way of illustration, this means, for example, that Section 2(a) of the NDA, which requires Employee’s disclosure to the Company of inventions made during his employment with the Company, shall also be read to require the Consultant’s disclosure of inventions to the Company during the Consultation Period (as defined in the

Consulting Agreement). For the avoidance of doubt, this also means that the duration of the Non-Competition and Non-Solicitation obligations pursuant to Section 3 of the NDA are not amended but remain in effect for a period of twelve (12) months after the Separation Date.)

5.                                      Non-Disparagement — Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 8 below, he will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition; provided, however, that nothing herein shall be construed as preventing Executive from making truthful disclosures in any litigation or arbitration.  The Company likewise agrees that it will instruct its officers and directors not to, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding Executive; provided, however, that nothing herein shall be construed as preventing the Company from making truthful disclosures in any litigation or arbitration.

6.                                      Return of Company Property — Executive confirms that he will, upon the date that Executive ceases being a member of the Board, or earlier if requested by the Company, return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he will leave intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Executive further confirms that he will, upon the Separation Date or earlier if requested by the Company, cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

7.                                      Confidentiality — Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 8 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company; provided, however, that nothing herein shall be construed as preventing Executive from making truthful disclosures in any litigation or arbitration.

8.                                      Scope of Disclosure Restrictions — Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.                                      Cooperation — Executive agrees that, to the extent permitted by law, he shall cooperate reasonably with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company.  The Company shall use reasonable efforts to schedule Executive’s cooperation at times convenient to him, and will reimburse him for all reasonable out-of-pocket expenses incurred by him in connection with such cooperation.  Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.                               Amendment and Waiver — This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.                               Validity — Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.                               Nature of Agreement — The Parties understand and agree that this Agreement is a transition and separation agreement and that nothing herein constitutes an admission of liability or wrongdoing on the part of the Company or Executive.

13.                               Time for Consideration and Revocation — Executive acknowledges that he was initially presented with this Agreement on July 23, 2018 (the “Receipt Date”).  Executive understands that this Agreement shall be of no force or effect, and that he shall not be eligible for the consideration described herein, unless he: (i) signs and returns this Agreement no later than July 23, 2018 (the date of such signing and return, the “Agreement Effective Date”), and (ii) signs and returns the Additional Release on, but not before, the Separation Date (provided, however, that if the Separation Date is fewer than twenty-one (21) days following the Receipt Date, Executive must sign and return the Additional Release no earlier than the Separation Date and no later than the 22nd day after the Receipt Date) and does not revoke his acceptance in the subsequent seven (7) day period (the day immediately following expiration of such revocation period, the “Additional Release Effective Date”).

14.                               Acknowledgments — Executive acknowledges that he has been given a reasonable period of time to consider this Agreement, and that he has been given at least twenty-one (21) days to consider the Additional Release, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement or the Additional Release.  Executive further acknowledges and agrees that any changes made to this Agreement or the Additional Release following his initial receipt of this Agreement, whether material or immaterial, shall not re-start or affect in any manner the review period for this Agreement or the twenty-one (21) day consideration period for the Additional Release. Executive understands that he may revoke the Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Executive understands and agrees that by entering into the Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

15.                               Voluntary Assent — Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16.                               Applicable Law — This Agreement shall be interpreted and construed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws provisions.  Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Pennsylvania, or if appropriate, a federal court located in the Commonwealth of Pennsylvania (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.  The Company and Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to this Agreement or Executive’s employment with or separation from the Company.

17.                               Entire Agreement — This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s transition and separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, that nothing in this Section shall modify, cancel or supersede Executive’s obligations set forth in Section 4 above.

18.                               Tax Acknowledgement — In connection with the Severance Benefits and Equity Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Severance Benefits under applicable law.  Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits or Equity Benefit set forth in this Agreement.

19.                               Section 409A - This Agreement, and all payments hereunder, are intended to be exempt from, or if not so exempt, to comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted and administered accordingly.  Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment or otherwise when any Severance Benefit or Equity Benefit is payable hereunder, he is a “specified employee” as defined under Section 409A, any and all amounts payable hereunder on account of such termination of employment that would (but for this provision) be payable within six (6) months following the Separation Date, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A — 1(b) or other amounts or benefits that are exempt from or otherwise not subject to the requirements of Section 409A. For purposes of this Agreement, whether or not a termination of employment has occurred shall be determined consistently with Section 409A.  In addition, each payment made pursuant to the Agreement shall be treated as a separate payment and the right to a series of installment payments hereunder is to be treated as a right to a series of separate payments. Neither the Company, nor the Parent, nor any of their agents or affiliates shall have any liability to Executive should the benefits and payments hereunder that are intended to be exempt from or compliant with Section 409A, not be so exempt or compliant.

20.                               Counterparts — This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Nabriva Therapeutics US, Inc.

/s/ Gary Sender	Date:	July 23, 2018
By: Gary Sender

I hereby agree to the terms and conditions set forth above.  I understand that the Severance Benefits and Equity Benefits are conditioned upon my timely execution, return and non-revocation of the Additional Release.

Colin Broom

/s/ Colin Broom	Date:	July 23, 2018

ATTACHMENT A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of July 24, 2018 (the “Effective Date”) by and between Nabriva Therapeutics US, Inc. (the “Company”), and Colin Broom (the “Consultant”).

WHEREAS, the Consultant has certain knowledge and expertise regarding the Company as a result of having served as its Chief Executive Officer; and

WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and experience, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

Section 1.  Services.

(a)         Services; Performance.  The Consultant shall render to the Company the consulting services described in Exhibit A attached to this Agreement and any additional consulting services as mutually agreed to by the Consultant and the Company from time to time in writing (collectively, the “Services”); provided, however, that the parties intend that the Consultant shall provide the Services, on average, no more than one day per week, that the Services will not exceed 20% of the average amount of time that Consultant devoted to his employment and other service with the Company during the three-year period immediately preceding the Effective Date, and that, accordingly, Consultant’s termination of employment with the Company constituted a “separate from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.  The Consultant shall perform such Services in a professional manner and consistent with the highest industry standards at such reasonable times as the Company may from time to time request.  The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

(b)         Non-Exclusive.  The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party, so long as the provision of such services by the Consultant does not conflict with the Consultant’s (x) provision of Services to the Company as described in Section 1(a), or (y) continuing obligations to the Company as detailed in the Transition, Separation and Release of Claims Agreement entered into by the parties concurrently with this Agreement and to which this Consulting Agreement is attached as Attachment A (the “Separation Agreement”), including the Consultant’s ongoing obligations under the NDA referenced therein and amended thereby.

Section 2.  Compensation and Reimbursement.

(a)         Compensation.  As consideration for the performance of Services by the Consultant hereunder, the Company shall compensate the Consultant at such hourly rate to be mutually agreed upon by the Company and the Consultant.

(b)         Expense Reimbursement.  The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company.

(c)          Itemized Statements.  At the end of any month that the Consultant performs Services or incurs expenses, the Consultant shall submit to the Company an itemized statement of the Services performed, including the number of hours worked and the project to which the Services relate, and the expenses incurred, including appropriate and reasonable documentation.  The Company shall pay the Consultant the amount set forth on such itemized statement within forty-five (45) days after receipt, provided that if there is any disagreement with respect to the itemized statement, the Company and the Consultant shall work together in good faith to resolve such disagreement.

(d)         No Employee Benefits.  The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation social security, unemployment, medical or pension payments, made available to employees of the Company.

Section 3.  Term and Termination.

(a)         Consultation Period.  Subject to the terms and conditions hereinafter set forth, the term of this Agreement shall expire upon termination or expiration of the term of the Consultant’s consulting arrangement with the Company hereunder (the “Consultation Period”), which Consultation Period shall commence on the Effective Date and shall continue until January 31, 2020 unless earlier terminated as set forth below.  Notwithstanding the foregoing, however, the Consultation Period may be extended for an additional period(s) upon the mutual written agreement of both parties.  The terms and conditions of this Agreement shall continue to govern any Services that continue past expiration or termination of this Agreement.  This Agreement may be terminated in the following manner: (i) by the Company at any time immediately upon written notice if the Consultant has materially breached this Agreement or the Separation Agreement (or if the Consultant fails to sign, or revokes, the Additional Release attached as Attachment B to the Separation Agreement); (ii) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement; (iii) by either party at any time, for any reason or no reason, upon not less than fifteen (15) days prior written notice to the other party; (iv) at any time upon the mutual written consent of the parties hereto; or (v) automatically upon the death, physical incapacitation or mental incompetence of the Consultant.

(b)         Effects of Termination.  In the event of any termination under this Section 3, the Consultant shall be entitled only to payment for Services performed and expenses incurred in accordance with Section 2(a) and 2(b) prior to the effective date of such termination.

Section 4.  Independent Contractor.  The Consultant is not as of the Effective Date, nor shall the Consultant be deemed to be at any time during the term of this Agreement, an employee of the Company.  The Consultant’s status and relationship with the Company shall be that of an independent contractor and consultant.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.  The Consultant shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consultant under this Agreement and the Consultant agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.

Section 5.  Notice.  Any notice required or desired to be given shall be governed solely by this paragraph.  Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant:	If to the Company:
Colin Broom	Nabriva Therapeutics US, Inc.
At address last on file with the Company	1000 Continental Drive, Suite 600
King of Prussia, PA 19406 USA
Attention: General Counsel

From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.

Section 6.  Miscellaneous.  This Agreement, together with Exhibit A hereto, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.  The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof.  This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company.  In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.  This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services is personal to the Consultant and may not be assigned or delegated by the Consultant to any other person or entity.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CONSULTANT	COMPANY

/s/ Colin Broom	/s/ Gary Sender
Signature	Signature

Gary Sender
Colin Broom	Printed Name

Chief Financial Officer
Title

Exhibit A to Consulting Agreement

Description of Services

The Consultant shall use his knowledge and expertise regarding the Company to provide, upon request by the Board of Directors of Nabriva Therapeutics plc, consulting and advisory services relating to the preparation and submission of a new drug application for the Company’s lefamulin product candidate to the United States Food and Drug Administration (the “FDA”) (including any engagement with the FDA in respect thereof).

ATTACHMENT B

ADDITIONAL RELEASE OF CLAIMS

1.                                      Release.  In exchange for the Severance Benefits and Equity Benefits described in the Separation and Release of Claims Agreement (the “Agreement”) to which this Additional Release of Claims (the “Additional Release”) is attached as Attachment B, which Colin Broom (“Executive”) acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Nabriva Therapeutics U.S. Inc. (the “Company”), its affiliates (including, without limitation, Nabriva Therapeutics plc (the “Parent”)), subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Pennsylvania Human Relations Act, 43 Pa. Stat. § 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Stat. § 336.1 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Stat. § 1421 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal

Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).  Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have to vested pension or 401(K) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, or (iii) any rights or claims that cannot be waived by law, including claims for unemployment benefits.

2.                                      Final Compensation.  Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  Executive acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of the Agreement.

3.                                      Return of Company Property.  Executive confirms that he will, upon the date that Executive ceases being a member of the Board, or earlier if requested by the Company, return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he will leave intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Executive further confirms that has canceled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

4.                                      Acknowledgments.  Executive acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company has advised him in writing to consult with an attorney of his own choosing prior to signing this Additional Release.  Executive understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Executive understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit

Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.                                      Voluntary Assent.  Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release.  Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  Executive further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

I hereby provide this Additional Release as of the date below and acknowledge that the execution of this Additional Release is in further consideration of the Severance Benefits and Equity Benefits, to which I acknowledge I would not be entitled if I did not enter into this Additional Release.  I intend that this Additional Release become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

Colin Broom	Date